Exhibit 5.1

[Letterhead of Chadbourne & Parke LLP]

August 17, 2005

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, Illinois 60069

Re:	401(k) Plan

401(k) Plan for Certain Hourly Employees

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by ACCO Brands Corporation, a Delaware corporation (“ACCO”), of 330,000 shares (the “Shares”) of common stock, par value $.01 per share, of ACCO (including the associated preferred share purchase rights), and an indeterminate amount of plan interests, which may be delivered from time to time in connection with the ACCO Brands Corporation 401(k) Plan and the ACCO Brands Corporation 401(k) Plan for Certain Hourly Employees (the “Plans”), we advise as follows:

As counsel for ACCO, we are familiar with the Restated Certificate of Incorporation and the By-laws of ACCO, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by ACCO under the Securities Act with respect to the Shares to be delivered from time to time in connection with the Plans (the “Registration Statement”) and (ii) the corporate

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proceedings taken by ACCO in connection with the authorization of the Shares to be delivered from time to time in connection with the Plans. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of ACCO and such other instruments, certificates of public officials and representatives of ACCO, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of ACCO and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the effectiveness under the Securities Act of the Registration Statement, any Shares delivered in accordance with the Plans will, when so delivered, be legally and validly issued, fully paid and nonassessable.

We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

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We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the references to this firm under the captions “Legal Matters” and “Federal Income Tax Consequences” in the Prospectuses related to the Registration Statement.

Very truly yours,

/s/ Chadbourne & Parke LLP